Exhibit 10.52

ING Incentive Compensation Plan

Published Date:

08/27/2008

Modified date: August 2008

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Table of contents

Introduction

Incentive compensation at ING

How the plan works

Payment of awards

Eligibility

Introduction

ING firmly believes that in order to be an industry leader, the company must offer personal growth and reward opportunities that are based on company and individual success.

Incentive compensation, in its most simple terms, is a way to reward employees for their contributions to company success.

Incentive compensation at ING

ING’s incentive compensation plan (“ICP” or the “Plan”) is intended to focus employees on the role they play in helping ING succeed by aligning each participating employee’s goals with the business unit they work in, as well as the rest of the organization. It also directly links potential earnings to an employee’s performance and contributions toward making ING successful.

ICP is an annual incentive plan for all employees who meet eligibility requirements and do not participate in another variable compensation plan (for example, a sales incentive plan). The ICP is sponsored by ING North America Insurance Corporation (the “company”) and specified U.S. affiliates participate in it.

How the ICP works

At the beginning of each year, senior management sets financial and operational goals for the company, all business units/functional units.

At that same time, as part of the annual objective-setting process, employees and their managers set individual goals that are intended to support their business unit/functional unit and the company’s financial and operational objectives. Each employee will have one single set of annual objectives for both performance management and determining merit salary increases and incentive pay. These individual objectives help employees clarify their business priorities, establish job expectations and are used, in part, to evaluate the employee’s work performance and progress during the course of the plan year.

Each employee who is eligible to participate in the ICP has an established incentive target amount. The incentive target is a percentage of his or her base salary. For example, if an employee has a base salary of $30,000 and a target ICP of 5%, his or her target incentive award is $1,500. Payouts range from 0% to 200% of this target amount. Depending on how the individual, the company and the business unit/functional unit performed for the year, the payout to this employee could be as little as $0 or as much as $3,000.

After the end of the year, the financial and operational goal results are determined for the overall business and the business/functional units. Once this determination is made, the actual award levels are established for the following business units:

Insurance

Wealth Management

U.S. support businesses (Legal/Compliance, HR/Marketing, Finance, CITS)

ING Investment Management, LLC, has established its own annual incentive plan, which covers its employees. For the 2008 performance period, a separate annual incentive plan has also been established for former CitiStreet LLC employees who transferred to active employment with ING on July 1, 2008 (or if later, the date the employee returned from an authorized leave of absence).

The company and business unit/functional unit award level is expressed as a percent of target. For example, if the business unit exceeded its goals, the company may decide to award it 110% of the target. If a business unit does not meet its goals, the company may decide to award less than 100% of target. This overall funding level is then divided among underlying business groups and functional units based on the performance of the underlying business group or functional unit. For example, assume the overall funding award level at the business unit/functional unit is 110%. A functional unit within this business unit exceeded its goals and a decision is made to award it 110%. Another functional unit within the business unit also exceeded its goals, and a decision is made to award it 120% of target, and yet another functional unit in this business unit did not meet its goals and is awarded 90% of target.

Determinations are based on the results of financial and operational objectives. The business unit/functional unit award level is then used to determine what individual employees in that unit will receive.

Individual awards are based on how well the employee performed against his or her individual performance objectives, taking into account the award level for his or her business unit/functional unit. A business unit/functional unit can only award an amount that does not exceed its award level multiplied by the total employee targets within that business unit/functional unit for the plan year. In the example above, the business unit can not award more than 110% of its total targets. Using this target level, Jane could receive an award of 125% of her target award based on her work for the year, while John receives an award of 80% of his target award.

ICP awards are not guaranteed and there is no requirement that any amount be paid in any year, even if performance goals are met or exceeded. An award under ICP is contingent upon a number of factors, including but not limited to (a) the company’s performance, (b) the performance of the business unit or functional unit the employee works in, (c) how the employee performs for the year, (d) how well other employees in that business unit/functional unit performed, (e) eligibility requirements for ICP participation, and (f) being actively employed on the payment date (unless an exception as described below applies).

It is equally important to emphasize that employees in the same business unit with the same incentive targets may not receive the same award amount. ING’s pay-for-performance philosophy dictates that higher-performing employees receive larger awards than lower-performing employees. Managers have discretion to determine and recommend individual award amounts that are then approved by their manager. It is possible not to have an award granted to an individual employee for the year even if all or some of his or her personal goals are satisfied.

Payment of awards

Incentive targets

All ICP participants have an incentive target. This amount represents the target award. The actual award will be adjusted up or down based on company, business unit/functional unit, individual performance, and any other factors taken into consideration by the company.

ICP target percentages for all eligible employees are based on the job the employee has in the organization, and should conform to the ICP Target Guidelines. These guidelines are based on the competitive market in which the organization operates.

An employee’s ICP award target is calculated using the employee’s base salary as of the last working day of the year multiplied by his or her ICP target percentage. For eligible part-time employees, his or her annualized salary is based on scheduled hours, not actual hours worked. For non-exempt employees, overtime paid in the calendar year is added to base salary when calculating the award target. This also includes any “straight time” hours paid to part-time non-exempt employees for hours worked in addition to their normally scheduled hours.

Employees will be included in the business unit/functional area based on where they are employed as of Nov. 1 of the plan year. There is no blending or prorata allocation made in the event an employee changes business units/functional areas during the year.

Example:

If Jane is in Business Unit “A” from January through September of the plan year, and then transfers to Business Unit “B” for the remainder of the year (all of October, November and December), her award is based on her individual performance and the ICP funding for Business Unit “B.” The ICP funding for Business Unit “A” will not be used in determining her ICP Award. Also, while her manager from Business Unit “A” should have input in her performance review, her manager in Business Unit “B” is responsible for her performance review and final determination of her ICP award.

Using the example above, if Jane transferred to Business Unit “B” after Nov. 1, then her ICP award would be determined using the funding from Business Unit “A,” and administered by the manager in Business Unit “A.” Again, there would be no blending of funding from Business Unit “A” and “B.” This is the case even though Jane’s manager from Business Unit “B” is responsible for her performance review for the plan year

Payouts

Awards will be paid no later than March 15 of the calendar year immediately following the end of the plan year. The employee must be an active employee at the time of the payout to receive payment of an award. Payment occurs once all of the financial results are in, company and business unit/functional unit award levels have been determined, employee performance results have been recorded, and managers’ award recommendations have been made and approved. All payouts are subject to applicable federal, state and local income tax-reporting, and other payroll-related deductions and reporting.

Nontransferability of awards

Target awards payable under the plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the company may withhold all or a portion of a payout to satisfy a participant’s repayment obligation to the company, an employer or an affiliate.

Eligibility

To be eligible to participate in the ICP, an employee must be:

A U.S.-based employee of one of the business units participating in the ICP.

Full-time or part-time and scheduled to work 1,000 hours or more during the plan year (weekly standard hours field in PeopleSoft must be 19.5 or greater to qualify for ICP).

Hired on or before Sept. 30 of the plan year.

Meet the eligibility requirements for the plan year, but retire at the end of the plan year. The employee must be an active employee until the last working day of the plan year and retire (or be eligible for retirement) on Jan. 1 following the plan year. Retirement eligibility for ICP is defined as being at least 55 years of age with five years of service with ING, as determined under the ING Americas Retirement Plan. If the employee is eligible to receive an award it will be based on his or her individual performance as well as the funding for the business unit/functional unit he or she was employed by at the time of termination.

Exclusions

An employee is not eligible to participate if:

Covered under a sales commission, bonus, other business-unit specific incentive plan or any other cash incentive plan.

A temporary employee or intern or an independent contractor.

The employee voluntarily resigns (other than retirement on the last day of the plan year) from ING before the award is paid in March 15 of the following year.

The employee is terminated by the company due to poor performance or misconduct.

The employee is employed by an employer that does not participate in the ICP, such as ING Investment Management, LLC.

The employee is terminated by the company during the plan year for business or similar reasons, dies or becomes permanently disabled before Oct. 1 of the plan year.

An employee who transfers to the company in connection with the CitiStreet acquisition will not be eligible to participate in the plan for the 2008 performance period (awards that are paid in 2009 based on 2008 performance).

Clarification of special circumstances

If an employee is not actively employed at the time ICP awards are paid, but is eligible for a payment because he or she terminated employment on or after the last day of the plan year and is retirement eligible; or he or she is separated from employment because of a job elimination on or after Oct. 1 of the plan year (as more fully described below); or died or became permanently disabled on or after Oct. 1 of the plan year, at the sole discretion of the company and based on recommendations of the former employee’s manager, he or she may receive an ICP award payment. ICP award amounts will be based on the award level for the business unit/functional unit the former employee was in on the date he or she separated from service, the former employee’s job performance and individual contribution to the success of the business while employed. The amount payable will be subject to prorata reduction based on the number of whole months worked during the plan year. Payment will be made at the same time as other ICP payments are made.

Job elimination on or after Oct. 1 of the plan year

An employee may be eligible for an ICP award payment in accordance with the company’s severance plan if an employee’s job is eliminated on or after Oct. 1 of the plan year and the employee is eligible for severance benefits. To be eligible for payment of an ICP award, an employee’s termination date must be on or after Oct. 1 of the plan year. An employee will be considered for an award based on his or her performance and the actual funding of the business unit or functional unit he or she was employed by at the time of separation from service. This award will be prorated based on the employee’s termination date. Any ICP award payment made due to job elimination will be paid at the same time as other ICP payments are made. There is no requirement that a terminated employee receive an ICP award as award payments are discretionary.

Rehires

If an employee is re-hired into an eligible position before Oct. 1 of the plan year, he or she will only be eligible for a prorated portion of the ICP award, based on his or her most recent re-hire date. Prior service during the plan year before the initial termination will not be used in the calculation of his or her ICP award amount. Re-hires after Oct. 1 of the plan year will not be eligible for an ICP award.

Example A:

Joe is in an ICP-eligible position and terminates employment with the company in May of the plan year. He is rehired in July of the same plan year in an ICP-eligible position. Joe would be eligible for a prorated ICP award based on his re-hire date, or 6/12ths of the plan year. His January through May service is not considered for purposes of determining his ICP award amount. If Joe’s year-end base salary is $30,000 and he has a 4% ICP target, and his actual award is at 100% of target, the calculation of his target award for the year would be: $30,000 (base) x 4% (ICP target) x 50% (6/12ths pro-ration for the months since re-hire in an ICP-eligible position).

The final award amount is dependent on Joe’s individual performance and the award level for the company and the business unit/functional unit he is employed by at the end of the plan year.

Example B:

Jane is in an ICP-eligible position and terminates employment with the company in July of the plan year. She is rehired on Oct. 15 in an ICP-eligible position. She would not be eligible for ICP in the plan year in which she was re-hired.

Transfer to/from ICP-eligible position from/to an ICP-ineligible position

Employees who switch positions during the year from an ICP-eligible position to a non-ICP-eligible position or vice-versa should be considered for a prorated award based on the period of time during which he or she was in an ICP-eligible job.

For example, if an employee is in an ICP-eligible position for the first seven months of the year, and then transfers to a position that is eligible for sales commission for the last five months, he or she should be eligible for a prorated award for 7/12ths of the year.

Each individual who changes positions in this type of situation will be treated on a case-by-case basis. There is no requirement that each individual be treated the same. For example, if an employee switches from an ICP-eligible position to a sales position that is ICP-ineligible, the employee may have incurred a decrease in base salary at the time of transfer because the incentive/base combination has changed. In a case like this, if determined to be eligible for an ICP award, the ICP award should be pro-rated and based on the employee’s eligible salary while in the ICP-eligible position (i.e., before switching to a sales position eligible for a sales plan). Human Resources will provide assistance to the employee’s manager in situations such as this.

Change in status temporary/regular

Employees who have a status of “temporary” employee and then switch to a “regular” employee during the plan year will be eligible for a prorated ICP award, based on the portion of the plan year he or she is classified as a regular employee. The employee must be classified as a regular employee no later than Sept. 30 of the plan year to be eligible to receive an ICP award payment. Eligibility for ICP awards is subject to all other eligibility criteria of the ICP. Employees who change from regular to temporary will not be eligible for an award, even if the switch occurs after Sept. 30 of the plan year.

Change of status – full-time to part-time

Eligibility for an ICP award payment is determined as of Dec. 31 of the plan year. If an employee is scheduled to work 20 hours or more per week, he or she is eligible to receive an ICP award based on eligible pay on Dec. 31.

For example, if Scott goes from full-time at $30,000 with a 4% ICP target, to part time, 20 hours per week, with a salary of $15,000 and a 4% target on Dec. 15, Scott’s ICP target will be reduced from $1,200 to $600. If, on the other hand, Scott goes from part-time with a $15,000 salary for 20 hours per week, to full-time at $30,000, both with a 4% target, his ICP target award would increase from $600 to $1,200.

The ICP target is based solely on what the salary and ICP target percentage are on Dec. 31 (including overtime if applicable). Award amounts are based on the individual performance and company, business unit/functional unit performance for the plan year, and any other factors taken into consideration by the company.

Leave of absence

Award amounts will be determined by the company, based on manager recommendations, and based on the contributions that the employee made during the plan year. The company will determine if an ICP award will be adjusted due to the leave affecting the employee’s individual performance and contribution to the overall success of the company, business unit/functional unit and other factors for the plan year. The company will make payments required by applicable law for those employee’s who are on military leave.

Employees on long-term disability are not eligible for an award.

In case of death

If an employee’s death occurs on or before Sept. 30 of the plan year, they are not eligible for an award. If the employee’s death occurs on or after Oct. 1, they are eligible for a prorated award. The actual award will be based on individual performance, plan funding for the company, business unit/functional unit he or she was employed by on the date of death, and other factors.

Other important information about the plan

The company is solely responsible for the administration of the ICP. There is no requirement that any amounts be paid for a plan year, even if all performance objectives are satisfied for that year. All ICP payments are made solely out of the general assets of the company. The company is solely responsible for making all decisions under the plan and its decision will be conclusive and binding on all interested parties. There is no requirement that eligible employees be treated the same under the ICP. The company reserves the right to amend, modify or terminate the ICP at any time and for any or no reason, without prior notice.

Nothing in the plan will interfere with or limit in any way the right of the company to terminate any participant’s employment at any time, nor will anything in the plan confer upon any participant any right to continue in the employ of the company, an employer or an affiliate.